Exhibit 4.1

First Amendment to

Amended and Restated Rights Agreement

This First Amendment to Amended and Restated Rights Agreement, dated as of April 16, 2014 (the “Amendment”), is made and entered into by and between AEP Industries Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (the “Rights Agent”), and hereby amends that certain Amended and Restated Rights Agreement, dated as of March 28, 2014 (as further amended, supplemented or otherwise modified from time to time, the “Rights Agreement”), by and between such parties.

WHEREAS, on March 31, 2011, the Company and the Rights Agent entered into the rights agreement, dated as of March 31, 2011 (the “Original Agreement”);

WHEREAS, on March 28, 2014, the Company and the Rights Agent entered into the Rights Agreement, which amended and restated the Original Agreement in its entirety; and

WHEREAS, the Board of Directors of the Company believes it is in the best interests of the Company and its stockholders to prevent a Distribution Date under present circumstances.

NOW, THEREFORE, the parties agree as set forth below.

1. AMENDMENT. The definition of “Exempt Person” in Section 1(i)(2) is hereby amended by adding the following clause:

“or (C) the acquisition of Beneficial Ownership of additional shares of Common Stock prior to April 1, 2014; provided, however, this clause (C) shall only apply to such acquisitions by KSA Capital Management, LLC, Daniel Khoshaba, and Crown Cork & Seal Company, Inc. Pension Plan, and one or more of their Related Persons.”

2. CONFLICTS WITH THE RIGHTS AGREEMENT. The terms and provisions explicitly set forth herein shall modify and supersede all inconsistent provisions set forth in the Rights Agreement, as amended. Except as expressly modified and superseded, the terms and provisions of the Rights Agreement, as amended, are ratified and confirmed and shall continue in full force and effect and shall continue to be legal, valid, binding and enforceable in accordance with its terms. Further, any references to the “entire agreement” or similar term in the Rights Agreement shall be deemed to include this Amendment.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

AEP INDUSTRIES INC.

By:	/s/ Paul M. Feeney
Name: Paul M. Feeney
Title: Executive Vice President, Finance, and Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Rights Agent

By:	/s/ Mike Nespoli
Name: Mike Nespoli
Title: Executive Director Relationship Management

SIGNATURE PAGE TO FIRST AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT